INVESTMENT ADVISORY AGREEMENT


     AGREEMENT, made as of this 1st day of July 1, 1997, between VANGUARD ASSET ALLOCATION FUND, INC., a Maryland Corporation, (the "Fund") and MELLON CAPITAL MANAGEMENT CORPORATION (the "Adviser").

     WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                                   WITNESSETH:

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

     2. Adviser Duties. Subject to the supervision of the Board of Directors of the Fund, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective and policies as stated in the Registration Statement (as defined in paragraph 3(d) of this Agreement) and subject to the following understandings:

     (a) The Adviser shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund's portfolio, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

     (b) The Adviser shall use the same skill and care in the management of the Fund's portfolio as it uses in the administration of other fiduciary accounts for which it has investment responsibility;

     (c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws and Registration Statement of the Fund and with the instructions and directions of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

     (d) The Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Fund is active. The Adviser is

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directed  to use its best  efforts to obtain the best  available  price and most
favorable   execution,   except  as  prescribed  herein.   Subject  to  policies
established by the Board of Directors of the Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request;

     On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients;

     (e) The Adviser shall maintain books and records with respect to the Fund's securities transactions and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request;

     (f) The Adviser shall provide the Fund on each business day with a list of all securities transactions for that day;

     (g) The investment advisory services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

     (3) Documents Delivered. The Fund has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

     (a) Articles of Incorporation of the Fund, dated July 19, 1988 (such Articles of Incorporation, as presently in effect and as amended from time to time, is herein called the "Articles of Incorporation");

     (b) By-Laws of the Fund (such By-Laws, as presently in effect and as amended from time to time, are herein called the "By-Laws");

     (c) Certified resolutions of the Board of Directors of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement;

     (d) Registration Statement under the Securities Act of 1933, on Form N-1A (the "Registration Statement") as filed with the Securities and Exchange Commission (the "Commission") on August 3, 1988, relating to shares of the Fund's Shares of Common Stock and all amendments thereto;

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     (e)  Notification  of  Registration  of the Fund under the 1940 Act on Form
N-8A as filed with the Commission on August 3, 1988, and all amendments thereto.

     4. Books and Records. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to paragraph 2(e) hereof. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by Rule 31a-1(F) of the Commission under the 1940 Act.

     5. Reports to Adviser. The Fund agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Adviser, ten (10) days prior to use thereof and not to use such material if the Adviser should object thereto in writing within seven (7) days after receipt of such material. In the event of termination of this Agreement, the Fund will, on written request. of the Adviser, forthwith delete any reference to the Adviser from any materials described in the preceding sentence. The Fund shall furnish or otherwise make available to the Adviser such other information relating to the business affairs of the Fund as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

     6. Expenses. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities purchased for the Fund and the taxes, and brokerage commissions, if any, payable in connection with the purchase and/or sale of such securities.

     7. Compensation. For the services to be rendered by the Adviser as provided in this Agreement, the Fund shall pay to the Adviser at the end of the Fund's fiscal quarters, a fee calculated by applying a quarterly rate ("Basic Fee"), based on the following annual percentage rates, to the Fund's average month-end assets for the quarter:

            .200% on the first $100 million of net asses of the Fund. .150% on the next.$900 million of net assets of the Fund. .125% on the next $500 million of net assets of the Fund. .100% on net assets over $1.5 billion

     This fee may be increased or decreased by applying an adjustment formula based on the performance of the Fund's portfolio relative to the investment record of a "Combined Index", 65% of which shall be comprised of the Standard & Poor's 500 Composite Price Index and 35% of which shall be comprised of the Lehman Brothers Long-Term U.S. Treasury Index. The fee payment will be increased (decreased) by an incentive (penalty) of 0.05% of average net assets, if the Fund's cumulative investment performance for the thirty-six months preceding the end of the quarter is at least six percentage points above (below) the cumulative investment record of the Combined Index for the same period. For the purpose of determining the fee adjustment for investment performance, as described above, the net assets of the Fund will be averaged over the same period as the performance of the Fund and the investment record of the Combined Index are computed.

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

     Under the rules of the Securities and Exchange Commission, the new incentive/penalty fee will not be filly operable until the quarter ending March 31, 2000. Until that date, a "blended" fee rate consisting of varying percentages of (i) the performance adjustment based on the schedule set forth above (the "New Rate"), and (ii) the performance adjustment based on the schedule set forth in the Fund's previous investment advisory agreement with the adviser2 (the "Previous Rate") shall be used as follows:

     1. QUARTER ENDING JUNE 30, 1997. The incentive/penalty fee shall be calculated as the sum of 8.3% (e.g., one of 12 quarters) of the fee payable under the New Rate plus 91.7% (e.g., 11 of 12 quarters) of the fee payable under the Previous Rate.

     2. QUARTER ENDING SEPTEMBER 30, 1997. The incentive/penalty fee shall be calculated as the sum of 16.6% of the fee payable under the New Rate plus 83.4% of the fee payable under the Previous Rate.

     3. QUARTER ENDING DECEMBER 31, 1997. The incentive/penalty fee shall be calculated as the sum of 25% of the fee payable under the New Rate plus 75% of the fee payable under the Previous Rate.

     4. QUARTER ENDING MARCH 31, 1998. The incentive/penalty fee shall be calculated as the sum of 33.3% of the fee payable under the New Rate plus 66.7% of the fee payable under the Previous Rate.

     5. QUARTER ENDING JUNE 30, 1998. The incentive/penalty fee shall be calculated as the sum of 41.6% of the fee payable under the New Rate plus 5 8.4% of the fee payable under the Previous Rate.

     6. QUARTER ENDING SEPTEMBER 30, 1998. The incentive/penalty fee shall be calculated as the sum of 50% of the fee payable under the New Rate plus 50% of the fee payable under the Previous Rate.

     7. QUARTER ENDING DECEMBER 31, 1998. The incentive/penalty fee shall be calculated as the sum of 58.4% of the fee payable under the New Rate plus 41.6% of the fee payable under the Previous Rate.

     8. QUARTER ENDING MARCH 31, 1999. The incentive/penalty fee shall be calculated as the sum of 66.7% of the fee payable under the New Rate plus 33.3% of the fee payable under the Previous Rate.


1 The benchmark used for the new rate calculation will consist of linking the return of the "new" benchmark (a "Combined Index ", 65 % of which is comprised of the Standard & Poor's 500 Composite Price Index and 35% of which is comprised of the Lehman Brothers Long-Term US. Treasury Index) to the return of the "previous" benchmark (Standard & Poor's 500 Composite Price Index) in the same varying percentages that are listed below.
2 The previous incentive/penalty fee structure provided that the Basic Fee be increased or decreased by an amount equal to .05% of the average month-end assets of the Fund if the Fund's investment performance for the thirty-six months preceding the end, of the quarter was six percentage points or more above or below, respectively, the investment record of the Standard & Poor's 500 Composite Price Index.

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

     9. QUARTER ENDING JUNE 30, 1999. The incentive/penalty fee shall be calculated as the sum of 75% of the fee payable under the New Rate plus 25% of the fee payable under the previous rate.

     10. QUARTER ENDING SEPTEMBER 30, 1999. The incentive/penalty fee shall be calculated as the sum of 83.4% of the fee payable under the New Rate plus 16.6% of the fee payable under the Previous Rate.

     11. QUARTER ENDING DECEMBER 31, 1999. The incentive/penalty fee shall be calculated as the sum of 91.7% of the fee payable under the New Rate plus 8.3% of the fee payable under the Previous Rate.

     12. QUARTER ENDING MARCH 31, 2000. New Rate fully operable.

     For the purpose of determining the fee adjustment for investment performance, as described above, the net assets of the Fund shall be averaged over the same period as the investment performance of the Fund and the investment record of the Combined Index are computed. The "investment performance" of the Fund for the period, expressed as a percentage of the Fund's net asset value per share at the beginning of the period shall be the sum of:
(i) the change in the Fund's net asset value per share during such period; (ii) the value of the Fund's cash distributions per share having an ex-dividend date occurring within the period; and (iii) the per share amount of capital gains taxes paid or accrued during such period by the Fund for undistributed realized long-term capital gains.

     The "investment record" of the Stock Index for the period, expressed as a percentage of the Stock Index level at the beginning of the period, shall be the sum of (i) the change in the level of the Stock Index during the period and (ii) the value, computed consistently with the Stock Index, of cash distributions having an ex-dividend date occurring within the period made by companies whose securities comprise the Stock Index. The "investment record" of the Bond Index for the period, expressed as a percentage of the Bond Index level at the beginning of such period shall be the sum of (i) the change in the level of the Bond Index during the period and (ii) the value of the interest accrued or paid on the bonds included in the Bond Index, assuming the reinvestment of such interest on a monthly basis. Computation of these two components as the Combined Index shall be made on the basis of 65% in the Stock Index and 35% in the Bond Index at the beginning of each quarter.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     8. Limitation of Liability. In the absence of (i) misfeasance, negligence, or the violation of applicable law, on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of

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

law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund. Federal and state securities laws and ERISA impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under any such laws.

     9. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue until June 30, 1999, and, thereafter shall continue automatically for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval, and
(b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may also be terminated by the Adviser on 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

     In the event of termination of this Agreement, the Fund will on the written request and election of the Adviser either thereafter state in all prospectuses, advertising material, letterheads and other material designed to be read by investors and prospective investors in prominent position and in prominent type (as may reasonably be approved by the Adviser) that Mellon Capital Management Corporation has ceased to be its investment adviser.

     10. Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     11. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

     12. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund shall vote the shares of all portfolio securities held by the Fund.



     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

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




ATTEST                                     VANGUARD ASSET ALLOCATION FUND, INC.

RAYMOND J. KLAPINSKY                       BY: JOHN J. BRENNAN
SECRETARY                                  PRESIDENT AND CHIEF EXECUTIVE OFFICER



ATTEST                                     MELLON CAPITAL MANAGEMENT CORPORATION

RICHARD J. FORSTER                         THOMAS F. LOEB

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